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                                                                     EXHIBIT 3.4

                           AMENDMENT NO. 2 TO BYLAWS

                                      OF

                            CAPITAL AUTOMOTIVE REIT




    ARTICLE III.  MEETINGS OF SHAREHOLDERS. SECTION 3.4 Notice of Meetings.
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    Section 3.4  Notice of Meetings be and hereby is deleted in its entirety
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and is replaced in its entirety with the following:

        "Section 3.4  Notice of Meetings.  Written notice of every meeting of
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    shareholders, stating the time and place thereof, shall be given as herein provided by, or at the direction of, the person authorized to call the meeting, to each shareholder of record entitled to vote at the meeting, not less than ten (10) nor more than ninety (90) days prior to the day named for the meeting, unless a greater period of notice is required by statute in a particular case. In the case of a special meeting of shareholders, the notice shall also set forth the purpose of the meeting. When a meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at any adjourned meeting, other than by announcement at the meeting at which such adjournment is taken. Except as set forth in Section 4.4, below, business to be conducted at any annual, special in lieu of annual or special meeting of shareholders may be proposed only by the Board of Trustees or by a shareholder who is entitled to vote at the meeting and who has filed his proposed item of business with the Secretary of the Trust within the time limits set forth in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or, if the Trust is not subject to the requirements of the Exchange Act or if no rule has been established, for the 2000 Annual Meeting at least forty-five (45) days and, beginning with the 2001 Annual Meeting and thereafter at least one-hundred and twenty (120) days, prior to the meeting date. Only the shareholder proposals specified in the notice of meeting may be brought before the meeting."

    The Secretary of Capital Automotive REIT be and hereby certifies that the foregoing Amendment No. 2 to the ByLaws have been adopted and approved by the Board of Trustees of Capital Automotive REIT on this 7th day of May 1999.


                                      /s/  JOHN M. WEAVER
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                                     John M. Weaver
                                     Secretary

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